Exhibit 99.1

          Synagro Reports Third Quarter Revenue and Earnings


    HOUSTON--(BUSINESS WIRE)--Nov. 1, 2006--Synagro Technologies, Inc. (NASDAQ Global Market:SYGR) (NYSE Arca Markets:SYGR):

    Key Third Quarter Results

    -- Revenue during the quarter increased 3.2 percent to $91.1 million

    --  Net income applicable to common stock for the quarter totaled
        $3.0 million

    -- Earnings before interest, taxes, depreciation and amortization totaled $16.4 million

    -- Adjusted earnings before interest, taxes, depreciation and amortization totaled $18.4 million

    Synagro Technologies, Inc. (NASDAQ Global Market:SYGR) (NYSE Arca Markets:SYGR), (the "Company") announced today its results of operations for the three and nine months ended September 30, 2006.

    Commenting on the results of the quarter, the Company's Chief Executive Officer, Robert C. Boucher, Jr. stated, "We are pleased with our third quarter results which include improved results from ongoing operations. For the quarter our revenue increased 3.2 percent to $91.1 million, including a $4.4 million increase in our contract revenues and a $3.1 million increase in event revenues, partially offset by a decrease in design build revenues of $4.0 million due to the substantial completion of the Honolulu dryer facility."

    "Operating income for the quarter totaled $11.3 million compared to $13.7 million reported last year. Excluding $0.8 million of non-cash charges for share based compensation in 2006, and $2.4 million of one-time gains related to real estate sales in 2005, our operating income increased to $12.1 million compared to $11.3 million last year. Net income applicable to common stock for the quarter totaled $3.0 million compared to $5.1 million last year. Our earnings before interest, taxes, depreciation and amortization for the quarter totaled $16.4 million compared to $19.2 million reported in the same period last year. Our EBITDA adjusted to exclude non-cash charges for share based compensation, derivative charges, and one-time gains related to real estate sales in 2005 increased to $18.4 million for the quarter from $16.6 million reported last year."

    "Based on our actual results for the first nine months and our expectations for the remainder of the year, we expect to report 2006 revenues of approximately $340.0 million to $350.0 million, net income of approximately $7.7 million to $10.0 million, and adjusted EBITDA of approximately $60.0 million to $64.0 million."

    "During the quarter we continued construction of the Kern composting and Woonsocket incinerator projects both of which are over 75 percent complete, and are expected to generate in excess of $14.0 million of annual operating revenue when they commence commercial operations, which we expect to occur during the first quarter of 2007."

    September 30, 2006 - Third Quarter Financial Results

    Revenue for the quarter ended September 30, 2006, increased $2.9 million or 3.2 percent to $91.1 million from $88.2 million in the comparable period last year. Contract revenues increased $4.4 million due primarily to a $1.9 million increase in revenue from a long term cleanout project, a $1.7 million increase in revenues from new facility projects, including the Central Valley compost, Providence Soils dewatering and Honolulu dryer facilities, and other volume changes. Event revenues increased $3.1 million due primarily to revenue generated on several large clean water lagoon clean-out projects and other volume changes. Design build construction revenues decreased $4.0 million primarily due to the decrease in construction revenue on the Honolulu dryer facility project and other construction projects that were substantially completed last year.

    Gross profit for the quarter ended September 30, 2006 increased by $1.3 million to $19.0 million compared to $17.7 million in the comparable quarter last year. The positive impact of revenue mix changes associated with the increase in higher margin contract and event work and the decrease in lower margin design build construction work, was partially offset by an increase in repairs and disposal costs, higher insurance claims, and a $0.5 million increase in depreciation expense.

    Operating income for the quarter ended September 30, 2006 decreased $2.4 million to $11.3 million compared to $13.7 million in the comparable quarter last year. Excluding $0.8 million of non-cash charges for share based compensation in 2006, and $2.4 million of one-time gains related to real estate sales in 2005, operating income increased to $12.1 million compared to $11.3 million last year. The $0.8 million of non-cash expense for share based compensation expense relates to the issuance of restricted stock and the implementation of SFAS 123R in January 2006 (which requires that beginning in 2006 the Company expense the fair value of employee stock options over the related service period).

    Pre-tax income for the quarter ended September 30, 2006 decreased $4.1 million to $5.1 million compared to $9.2 million reported in the third quarter of 2005 as the increase in operating results was offset by the $0.8 million of non-cash expense for share based compensation expense and the $2.4 million decrease in one time gains on real estate sales in 2005 described above. Additionally, other expense, net increased due to an increase in interest expense due to higher LIBOR rates in the third quarter of 2006 compared to 2005 and $0.9 million of charges for non-cash mark to market adjustments related to derivatives that manage exposure for changes in interest rates and natural gas prices.

    Provision for income taxes decreased to $2.1 million in the third quarter of 2006 from $4.0 million in the third quarter of 2005. The effective tax rate for the third quarter of 2006 was approximately 41 percent compared to 44 percent in the same period in 2005. The Company's tax provision is currently principally a deferred tax provision that will not significantly impact cash flow because of tax deductions that have historically exceeded book deductions and net operating loss carryforwards that are available to offset future taxable income.

    Net income applicable to common stock totaled $3.0 million, or $0.04 per diluted share, for the quarter ended September 30, 2006 compared to $5.1 million, or $0.07 per diluted share, for the same period in 2005.

    Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the quarter ended September 30, 2006, totaled $16.4 million compared to $19.2 million in the comparable quarter last year. EBITDA adjusted to exclude share based compensation expense, debt extinguishment costs (Adjusted EBITDA), totaled $18.4 million in the third quarter of 2006 compared to $19.0 million in the third quarter of last year ($16.6 million excluding the $2.4 million of one time asset sale gains in 2005). See Note B to the attached financial statements for the reasons why management believes that EBITDA and Adjusted EBITDA are useful financial measures and for a reconciliation of net income (loss) before preferred stock dividends to EBITDA and Adjusted EBITDA.

    September 30, 2006 - Year to Date Financial Results

    Revenue for the nine months ended September 30, 2006, increased $8.6 million or 3.5 percent to $256.6 million from $248.0 million in the comparable period last year. Contract revenues increased $12.7 million due primarily to a $4.7 million increase in revenue from new facilities, including the Central Valley compost, Providence Soils dewatering and Honolulu dryer facilities, a $2.7 million increase related to a disposal contract that started in the third quarter of 2005, a $1.8 million increase related to a long-term cleanout project, and other volume changes. Event revenues increased $12.5 million due primarily to $2.4 million of revenue generated on a large clean water lagoon clean-out project that is being completed over a two year period, $2.4 million of emergency digester clean-out work, $2.7 million on a soil disposal project, $4.2 million on several large lagoon clean-out projects, and other volume changes. Design build construction revenues decreased $15.9 million primarily due to the decrease in construction revenue on the Honolulu dryer facility and other construction projects that have been substantially completed.

    Gross profit for the nine months ended September 30, 2006 increased $1.3 million to $48.1 million compared to $46.8 million in the comparable nine months last year. The positive impact of revenue mix changes associated with the increase in higher margin contract and event work and the decrease in lower margin design build construction work, was partially offset by expected higher fuel and utility costs, an increase in repairs and disposal costs, higher insurance claims, and a $1.2 million increase in depreciation expense.

    Operating income for the nine months ended September 30, 2006 increased $1.0 million to $24.0 million compared to $23.0 million in the comparable nine months last year. The increase in operating income is primarily due to an $8.0 million decrease in transaction costs and expenses and stock option redemptions and bonuses partially offset by a $6.0 million increase in general and administrative expense and a $2.4 million gain on asset sales in 2005. The increase in general and administrative expense is primarily due to $2.1 million of non-cash expense for share based compensation expense related to the issuance of restricted stock and the implementation of SFAS 123R in January 2006, $0.9 million of costs related to the completion of the 2005 audit, including the external audit of internal controls required by
Section 404 of the Sarbanes-Oxley Act, a $1.4 million favorable litigation reserve adjustment that occurred in the second quarter of 2005, $0.3 million of severance costs related to changes in regional management, and an increase in commission and other charges.

    Pre-tax income for the nine months ended September 30, 2006 increased $21.8 million to $8.2 million from a loss of $13.6 million reported in the first nine months of 2005 due to the $1.0 million increase in operating income described above, a $19.5 million decrease in debt extinguishment costs related to a significant debt and equity offering that occurred in the second quarter of 2005 (the "Recapitalization"), a $1.3 million decrease in interest expense due to lower cost of debt after the Recapitalization, and $0.3 million of charges for non cash mark to market adjustments related to derivatives that manage exposure for changes in interest rates and natural gas prices.

    Provision for income taxes for the nine months ended September 30, 2006 increased from a benefit of $4.5 million to a provision of $3.4 million in 2006. The effective tax rate for the first nine months of 2006 was approximately 42 percent compared to 33 percent in the same period in 2005. The Company's tax provision is currently principally a deferred tax provision that will not significantly impact cash flow because of tax deductions that have historically exceeded book deductions and net operating loss carryforwards that are available to offset future taxable income.

    Net income before preferred stock dividends for the nine months ended September 30, 2006 totaled $4.8 million, or $0.06 per diluted share, compared to a loss of $9.1 million, or $(0.47) per share, for the same period in 2005. There were no preferred stock dividends in 2006 as all outstanding preferred stock was retired in connection with the Recapitalization in the second quarter of 2005.

    EBITDA for the nine months ended September 30, 2006, totaled $41.1 million compared to $19.6 million in the comparable period last year. Adjusted EBITDA totaled $44.1 million for the nine months ended September 30, 2006, compared to $45.8 million for the nine months ended September 30, 2005 ($43.4 million excluding the $2.4 million of one time asset sale gains in 2005). See Note C to the attached financial statements for the reasons why management believes that EBITDA and Adjusted EBITDA are a useful financial measure and for a reconciliation of net income (loss) before preferred stock dividends to EBITDA and Adjusted EBITDA.

    Consistent with historical operating trends, the Company expects to report lower profits during the first and fourth calendar quarters than the second and third quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions may materially impact the Company's results of operations and cash flow during the affected period.

    A reconciliation of all non-Generally Accepted Accounting
Principles financial information disclosed herein is included in the notes to the attached financial statements.

    Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

    Safe Harbor Statement

    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; loss of significant customers; our ability to complete new facilities as scheduled; our level of debt and our ability to service our debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; and the effect of the restrictions in our senior secured credit agreement on our operations. Other factors are discussed in our periodic filings with the Securities and Exchange Commission.



                      Synagro Technologies, Inc.
                Consolidated Statements of Operations
               For the Three Months Ended September 30
            (dollars in thousands, except per share data)
                             (unaudited)

                                         2006              2005
                                   ----------------- -----------------
Revenue                            $91,071    100.0% $88,238    100.0%
Cost of services (including
 depreciation)                      72,091     79.2%  70,495     79.9%
                                   -------- -------- -------- --------
   Gross profit                     18,980     20.8%  17,743     20.1%

General and administrative
 expenses (includes $0.8 million
 and $0 million of share based
 compensation expense in 2006 and
 2005, respectively)                 7,641      8.4%   6,417      7.3%
Gain on sale of assets                  30       --%  (2,375)   (2.7)%
                                   -------- -------- -------- --------
   Income from operations           11,309     12.4%  13,701     15.5%

Interest expense                     5,388      5.9%   4,711      5.3%
Interest income                       (120)   (0.1)%      --       --%
Other (income) expense, net            911      1.0%    (175)   (0.2)%
                                   -------- -------- -------- --------
   Other expense, net                6,179      6.8%   4,536      5.1%
                                   -------- -------- -------- --------
Income before provision for income
 taxes                               5,130      5.6%   9,165     10.4%
Provision for income taxes           2,120      2.3%   4,027      4.6%
                                   -------- -------- -------- --------
Net income applicable to common
 stock                              $3,010      3.3%  $5,138      5.8%
                                   ======== ======== ======== ========

Income per share (Note A):
   Basic                             $0.04             $0.07
                                   ========          ========
   Diluted                           $0.04             $0.07
                                   ========          ========


Depreciation and amortization       $6,036      6.6%  $5,298      6.0%

Earnings before interest, taxes,
 depreciation and amortization
 ("EBITDA") (Note B)               $16,434     18.0% $19,174     21.7%
Adjusted EBITDA (Note B)           $18,361     20.2% $18,999     21.5%



Note A: The following summarizes reported basic and diluted earnings per share for the three months ended September 30, 2006, and 2005 (dollars in thousands, except share data):



                                                  2006        2005
                                               ----------- -----------
Basic earnings per share:
-------------------------
    Net earnings applicable to common stock        $3,010      $5,138
                                               =========== ===========

    Earnings per share-
    Earnings per share -- basic                     $0.04       $0.07
                                               =========== ===========

    Weighted average shares outstanding        77,291,669  72,130,712
                                               =========== ===========

Diluted earnings per share:
---------------------------
    Net earnings applicable to common stock        $3,010      $5,138
                                               =========== ===========

    Earnings per share-

    Earnings per share -- diluted                   $0.04       $0.07
                                               =========== ===========

    Diluted shares outstanding                 78,361,322  73,659,677
                                               =========== ===========



Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income applicable to common stock by the total of the weighted average number of common shares outstanding for the period, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Note B: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." EBITDA and Adjusted EBITDA are presented because the Company uses these measurements in evaluating its performance and the Company believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because they are measures used by the Company's debt holders to determine compliance with financial ratios included in the Company's senior secured credit agreement. However, other companies in the Company's industry may calculate EBITDA and Adjusted EBITDA differently than the Company does. EBITDA and Adjusted EBITDA are not measures of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net income applicable to common stock to EBITDA and Adjusted EBITDA (dollars in thousands):



                                                 Three Months Ended
                                                ---------------------
                                                  2006       2005
                                                ---------- ----------

Net income applicable to common stock              $3,010     $5,138
    Interest expense                                5,388      4,711
    Interest income                                  (120)        --
    Provision for income taxes                      2,120      4,027
    Depreciation and amortization                   6,036      5,298
                                                ---------- ----------
EBITDA                                             16,434     19,174
    Derivatives mark to market adjustments          1,111       (175)
    Share based compensation expense                  816         --
                                                ---------- ----------
Adjusted EBITDA                                   $18,361    $18,999
                                                ========== ==========




                      Synagro Technologies, Inc.
                Consolidated Statements of Operations
                For the Nine Months Ended September 30
            (dollars in thousands, except per share data)
                             (unaudited)

                                      2006                2005
                               ------------------- -------------------
Revenue                        $256,616     100.0% $247,984     100.0%
Cost of services (including
 depreciation)                  208,467      81.2%  201,232      81.1%
                               --------- --------- --------- ---------
   Gross profit                  48,149      18.8%   46,752      18.9%

General and administrative
 expenses (includes $2.1
 million and $0 million of
 share based compensation
 expense in 2006 and 2005,
 respectively)                   23,994       9.4%   17,976       7.3%
Transaction costs and expenses      316       0.1%    1,517       0.6%
Stock option redemptions and
 transaction bonuses                 --        --%    6,805       2.7%
Gain on sale of assets             (159)    (0.1)%   (2,580)    (1.0)%
                               --------- --------- --------- ---------
   Income from operations        23,998       9.4%   23,034       9.3%

Debt extinguishment costs            --        --%   19,487       7.9%
Interest expense                 16,002       6.2%   17,312       7.0%
Interest income                    (412)    (0.1)%       --        --%
Other (income) expense, net         240       0.1%     (116)    (0.0)%
                               --------- --------- --------- ---------
   Other expense, net            15,830       6.2%   36,683      14.9%
                               --------- --------- --------- ---------
Income (loss) before provision
 for income taxes                 8,168       3.2%  (13,649)    (5.6)%
Provision (benefit) for income
 taxes                            3,396       1.3%   (4,548)    (1.9)%
                               --------- --------- --------- ---------
Net income (loss) before
 preferred stock dividends        4,772       1.9%   (9,101)    (3.7)%
                                         =========           =========
Preferred stock dividends
 (Note A)                            --               9,587
                               ---------           ---------
   Net income (loss)
    applicable to common stock   $4,772            $(18,688)
                               =========           =========

Earnings (loss) per share
 (Note B):
   Basic                          $0.06              $(0.47)
                               =========           =========
   Diluted                        $0.06              $(0.47)
                               =========           =========

Depreciation and amortization   $17,369       6.8%  $15,962       6.4%

Earnings before interest,
 taxes, depreciation and
 amortization ("EBITDA") (Note
 C)                             $41,127      16.0%  $19,625       7.9%
Adjusted EBITDA (Note C)        $44,061      17.2%  $45,846      18.5%




Note A: The Company's preferred stock accrued at an eight percent dividend per annum through June 21, 2005. On June 21, 2005 the Company's preferred stock was converted to common stock and dividends were no longer accrued. Dividends totaled $9,587,000 and during the nine months ended September 30, 2005 of which $3,874,000 represents the eight percent dividend (noncash) and the remainder represents accretion of preferred stock and amortization of issuance costs.



Note B: The following summarizes reported basic and diluted earnings per share (dollars in thousands, except share data):



                                                  Nine Months Ended
                                               -----------------------
                                                  2006        2005
                                               ----------- -----------
Basic earnings (loss) per share:
--------------------------------
  Net income (loss) before preferred stock
   dividends                                       $4,772     $(9,101)
  Preferred stock dividends                            --       9,587
                                               ----------- -----------
  Net earnings (loss) applicable to common
   stock                                           $4,772    $(18,688)
                                               =========== ===========

  Net earnings (loss) per share -- basic            $0.06      $(0.47)
                                               =========== ===========

  Weighted average shares outstanding          75,159,160  39,350,721
                                               =========== ===========

Diluted earnings (loss) per share:
----------------------------------
  Net income (loss) before preferred stock
   dividends                                       $4,772     $(9,101)
    Less antidilutive effect of dividends and
     common stock equivalents                          --       9,587
                                               ----------- -----------
                                                   $4,772    $(18,688)
                                               =========== ===========

  Earnings (loss) per share -- diluted              $0.06      $(0.47)
                                               =========== ===========

  Diluted shares outstanding                   75,969,428  66,778,221
                                               ===========
  Less: Antidilutive effect of common stock
   equivalents                                             27,427,500
                                                           -----------
                                                           39,350,721
                                                           ===========




Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock in 2005, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").



Diluted EPS for the nine months ended September 30, 2005, has been adjusted to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options and warrants outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").



Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." EBITDA and Adjusted EBITDA are presented because the Company uses these measurements in evaluating its performance and the Company believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because they are measures used by the Company's debt holders to determine compliance with financial ratios included in the Company's senior secured credit agreement. However, other companies in the Company's industry may calculate EBITDA and Adjusted EBITDA differently than the Company does. EBITDA and Adjusted EBITDA are not measures of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net income (loss) before preferred stock dividends to EBITDA and Adjusted EBITDA (dollars in thousands):




                          Nine Months Ended    2006 Full Year Guidance
                       ----------------------- -----------------------
                          2006        2005         Low        High
                       ----------- ----------- ----------- -----------

Revenue                                          $340,000    $350,000
                                               =========== ===========
Net income (loss)
 before preferred
 stock dividends           $4,772     $(9,101)     $7,700     $10,000
   Interest expense,
    net                    16,002      17,312      21,000      21,000
   Interest income           (412)         --          --          --
   Provision (benefit)
    for income taxes        3,396      (4,548)      5,600       7,300
   Depreciation and
    amortization           17,369      15,962      22,000      22,000
                       ----------- ----------- ---------- -----------
EBITDA                     41,127      19,625      56,300      60,300
   Derivatives mark to
    market adjustments        542        (162)        600         600
   Debt extinguishment
    costs                      --      19,487          --          --
   Transaction costs
    and expenses              316       1,517         300         300
   Stock option
    redemptions and
    transaction
    bonuses                    --       6,805          --          --
   Share based
    compensation
    expense                 2,076          --       2,800       2,800
   Litigation reserve
    adjustment                 --      (1,426)         --          --
                       ----------- ----------- ----------- -----------
Adjusted EBITDA           $44,061     $45,846     $60,000     $64,000
                       =========== =========== =========== ===========



    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700
             President and CEO